Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jennifer Merritt

804-419-1248

jmerritt@villagebank.com

 VILLAGE BANK ANNOUNCES EARNINGS AND MAJOR INVESTMENTS IN PEOPLE

Midlothian, Virginia, December 5, 2016. Village Bank and Trust Financial Corp., (NASDAQ symbol: VBFC) released last week its earnings for the third quarter 2016 (complete financial release attached). In related news, Bill Foster, President and Chief Executive Officer of the company announced several leadership promotions and changes that underscore the company’s commitment to investing for future success.

•	Jay Hendricks has been promoted to Chief Risk Officer and Chief Operating Officer of Village Bank. He has held the position of Chief Credit Officer since joining the company in 2013. With the restructuring of the executive team lineup and responsibilities announced during the third quarter, Mr. Hendricks has assumed leadership duties for compliance, deposit operations, IT, vendor management and other operations and risk management functions. Credit administration, loan operations, collections and other credit functions will continue to report to Mr. Hendricks. This structural change was made to help the Company build more integrated and efficient risk management and operations functions and to free up resources to invest in IT and Risk Management expertise.

o	Price Beazley joined Village Bank on November 28, 2016 as Senior Vice President and Chief Technology Officer. This is a new position created at the time Mr. Hendricks assumed responsibilities for all of operations and risk management. Mr. Beazley has 17 years of experience in technology and telecommunications operations, architecture, integration, engineering and strategy. He most recently has been serving at Capital One in roles working with online channels, cloud architecture, card technology integration and engineering as well as process automation and improvement for commercial banking. He has been a driving force and leader behind the Agile delivery transformation for commercial banking at Capital One. We believe that he will be invaluable in helping Village substantially improve team productivity, process efficiency and the overall client experience

o	Kim Branco was named Vice President and Risk Management Officer for the Bank in mid-October. She reports to Mr. Hendricks and leads the compliance team. She will play a leadership role in building the company’s enterprise risk management program. Ms. Branco has over thirty years of banking experience and has a strong background in deposit operations, branch operations, treasury services, internal controls, policy development, and risk management.

•	Jerry Mabry, President and CEO of Village Bank Mortgage Corporation will be retiring in early 2017 after 10 years with the Company during which he built a strong and profitable mortgage banking business that excels in production and risk management and provides an exceptional client experience.

o	George Karousos joined the mortgage team on November 28, 2016 to serve as President and CEO of Village Bank Mortgage upon Mr. Mabry’s retirement. Mr. Karousos has worked in Central Virginia in the mortgage banking industry for 20 years having served in leadership roles at Bank of America Home Loans, Wells Fargo Home Mortgage, Primary Residential Mortgage and First Heritage Mortgage LLC. Mr. Karousos and his team will be tasked with growing the mortgage corporation by expanding mortgage services to existing bank customers, recruiting new loan officers within our markets and entering attractive new markets.

o	Paul Sell has been named Vice President – Systems Integration for Village Bank Mortgage Corporation where he handles the mortgage loan related software and hardware planning and integration and provides marketing support, social media content management and customer satisfaction analytics among other duties.

•	Lindsay B. Cheatham joined Village Bank during the summer as Senior Vice President, Director of Human Resources and is leading the HR function in the design and delivery of HR programs and systems including the development of policies, procedures and guidelines, performance management and compensation systems and oversees the delivery of benefits plans and payroll.

•	Jim Dingus will join Village Bank on December 12, 2016 to serve as Digital Marketing Manager. Mr. Dingus offers extensive experience in social media, digital advertising, website management, content development and design. He has gained his experiences over decades of work for Capital One, CapTech Ventures and as an entrepreneur and independent consultant. He will report to Jennifer Merritt, Director of Marketing for the Company, who has over 20 years of corporate marketing experience in various industries.

Attachments:	Executive Headshots
Financial Release 11.28.16